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                                                                    EXHIBIT 99.1

           RATIONAL SOFTWARE CORPORATION ANNOUNCES THE COMPLETION OF ITS ACQUISITION OF PURE ATRIA CORPORATION; RATIONAL BECOMES LEADING SOFTWARE BUSINESS FOCUSED ON DELIVERING INTEGRATED
                                 SOLUTIONS FOR


SANTA CLARA, Calif.--(BUSINESS WIRE)--July 30, 1997--Rational Software Corporation (NASDAQ:RATL) today announced the completion of its acquisition of Pure Atria Corporation.

With combined revenues of $277.8 million for fiscal year 1997, Rational becomes the leading software business focused on providing customers with a comprehensive, integrated solution for automating component-based software development. Under the terms of the acquisition agreement, each outstanding share of Pure Atria common stock was exchanged for 0.90 shares of Rational common stock. Approximately 39 million shares of Rational common stock were issued in connection with the acquisition, and approximately 8 million additional shares of Rational common stock are subject to options and other rights assumed in connection with the acquisition.

Rational expects the merger to result in approximately $15 million in direct transaction costs plus an additional charge to operations of approximately $40 million to $60 million, primarily in the quarter ending in September, to reflect costs associated with integrating the two companies. The merger is intended to be a tax-free transaction and will be accounted for using the pooling-of-interests method. Stockholders of Pure Atria will receive a letter from ChaseMellon Shareholder Services, the exchange agent for the merger, regarding the procedures for tendering their stock certificates for shares of Rational. Stockholders of Pure Atria should not tender stock certificates except in accordance with such instructions.

Customers are relying on component-based development to provide them with a competitive advantage by improving productivity, quality, and time-to-market of key software assets. The acquisition of Pure Atria strategically positions Rational to provide market-leading and integrated products that automate the important aspects of application development and deployment. "With the mainstream adoption of component-based development, we see enterprise customers demanding complete product suites," said Paul Levy, Rational's chief executive officer. "These same enterprise customers are interested in doing business with vendors that offer unassailable financial strength and staying power. Rational's strategy effectively exploits these powerful market dynamics."

"The combination of Rational and Pure Atria enables us to depend on a single company to automate our key software-development processes," said Alan F. Nugent, senior vice president and chief information officer at American Re-Insurance Company. "We look forward to being able to purchase integrated suites from Rational that will provide essential capabilities across the lifecycle right out of the box." As a result of the acquisition, Rational's product solution addresses the key aspects of automating software development and deployment, including requirements management, visual modeling, software quality and testing, process management, and software configuration management.

Rational has outlined a detailed product roadmap and integration strategy in a concurrent announcement today. Rational Software Corporation (NASDAQ:RATL) develops, markets, and supports a comprehensive solution that automates the component-based development of software. Rational's solution includes an integrated family of products that automate development and quality assurance throughout the software lifecycle, a software process that can be configured to the specific needs of customers, and a range of consulting and support services. For more information on Rational's products and services, visit Rational's Web site at http://www.rational.com.

This press release contains forward-looking statements, including statements relating to anticipated costs of the acquisition and integration of Pure Atria, the anticipated advantages of the acquisition to Rational, anticipated customer demand and Rational's ability to meet market demands, and Rational's future
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financial and competitive position. These forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially. Among these risks are general risks of integrating operations; execution by combined sales and marketing forces; integration of products, technologies, and engineering teams; the financial impact of any failure to achieve synergies; risks of integrating geographically dispersed organizations; increased integration difficulties associated with other recent acquisitions by both companies; the effect of the merger on resellers and customers; costs of integration and transaction expenses; and the availability of pooling-of-interests accounting, as well as the nonmerger-related risks faced by Rational and Pure Atria generally.

For a more detailed description of these risks, see the Registration Statement on Form S-4 filed by Rational with the SEC relating to the acquisition of Pure Atria. Note to Editors: The word "Rational" and Rational's products are trademarks of Rational Software Corporation. References to other companies and their products use trademarks owned by the respective companies and are for reference purposes only. For more information contact: Rational Software Corporation, 2800 San Tomas Expressway, Santa Clara, CA 95051-0951 Tel. 408/496-3600 or 800/728-1212 Fax 408/496-3636 Fax-on-demand 408/496-3966 E-mail
info@rational.com Web www.rational.com